Exhibit 99.1

Party City Announces Additional Actions in Response to COVID-19

ELMSFORD, N.Y., April 8, 2020 - Party City Holdco Inc. (the “Company” or “PRTY”; NYSE:PRTY) today announced additional measures it is taking in response to the current business environment created by COVID-19.

As previously announced on March 27, 2020, the Company extended the temporary closures of its stores until further notice. The Company’s e-commerce site, www.partycity.com, remains fully operational and the number of stores offering curbside pickup continues to expand.

Today the Company announced the following additional actions:

•	A temporary base salary reduction of 50% for Brad Weston, Chief Executive Officer, 30% for Todd Vogensen, Chief Financial Officer and 15% to 20% for the remainder of the executive leadership team

•	The Board of Directors has elected to forgo their respective quarterly cash retainers for the second quarter of 2020

•	The furlough of approximately 90% of store employees and 70% of wholesale, manufacturing and corporate employees. The Company will continue to provide health benefits to furloughed employees

•	Non-payroll expense reductions including advertising, occupancy and other store operating expenses, as well as professional and consulting fees

•	Cancellation of orders and negotiated receipt delays to manage inventory levels

•	Significant reduction in 2020 capital expenditure budget

Brad Weston, CEO, stated, “As we continue to navigate these unprecedented times, we made the difficult decision to furlough a majority of our team members. We will continue to provide these team members health benefits and have also established the PCHI Employee Assistance fund for employees who are temporarily experiencing economic hardship due to the coronavirus pandemic. We believe our aggressive focus on expense, inventory and capital expenditure reduction will help preserve our financial health and flexibility as we work to ensure readiness to re-open our stores and welcome back our team members and customers as soon as the situation permits.”

Mr. Weston added, “In the meantime, with our fully operational e-commerce site and expanding curbside pick-up, we are here to meet customers’ needs, with relevant offerings like our ‘Adventure in a Box’ and ‘Birthday in a Box’ assortment, as adults and children alike find new ways to adapt to the current environment and creatively and safely celebrate at home.”

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 875 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance and include Party City’s expectations to preserve its financial health and flexibility through its aggressive focus on expense, inventory and capital expenditure reduction. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; decreases in our Halloween sales; the impact of helium shortages on our financial performance; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions, including as a result of the COVID-19 pandemic; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s Annual Report on Form 10-K for the year ended December 31, 2019 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

Contacts

Investor Relations

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Media Relations

ICR

Brittany Fraser

203-682-8200

PartyCityPR@partycity.com